Redfin Fourth-Quarter 2017 Revenue up 43% Year-over-Year to $95.8 Million

SEATTLE - February 22, 2018 - Redfin Corporation (NASDAQ: RDFN), the technology-powered residential real estate brokerage, today announced financial results for the fourth quarter and full year ended December 31, 2017. All financial measures, unless otherwise noted, are presented on a GAAP basis and include stock-based compensation as well as depreciation and amortization expenses.

Fourth Quarter 2017
Revenue increased 43% year-over-year to $95.8 million during the fourth quarter, including $5.1 million from Redfin Now(1). Gross profit was $29.2 million, an increase of 37% from $21.3 million in the fourth quarter of 2016. Gross margin was 30%, compared to 32% in the fourth quarter of 2016. Real estate gross profit was $29.7 million, an increase of 36% from $21.8 million in the fourth quarter of 2016. Real estate gross margin was 33%, consistent with the fourth quarter of 2016. Operating expenses were $31.5 million, an increase of 18% from $26.7 million in the fourth quarter of 2016. Operating expenses were 33% of revenue, down from 40% in the fourth quarter of 2016.

Net loss was $1.8 million, compared to net loss of $5.3 million in the fourth quarter of 2016. Stock-based compensation was $3.1 million, up from $2.5 million in the fourth quarter of 2016. Depreciation and amortization was $1.9 million, up from $1.8 million in the fourth quarter of 2016.

GAAP net loss per diluted share reflects either accretion income or expense for changes in the fair value of our redeemable convertible preferred stock, which was outstanding prior to its conversion to common stock following our initial public offering ("IPO"). GAAP net loss per diluted share of common stock was $0.02, compared to GAAP net loss per diluted share of common stock of $8.08 in the fourth quarter of 2016. Adjusted net loss per diluted share(2), which excludes accretion income or expense for changes in the fair value of our redeemable convertible preferred stock and assumes its conversion to common stock in connection with our IPO as of the first day of the reported period, was $0.08 in the fourth quarter of 2016. As a result of the conversion of our redeemable convertible preferred stock in connection with our IPO, there was no accretion income or expense in the fourth quarter of 2017.

Full Year 2017
Revenue increased 38% year-over-year to $370.0 million in 2017, including $10.5 million from Redfin Now. Gross profit was $111.8 million, an increase of 35% from $82.7 million in 2016. Gross margin was 30%, compared to 31% in 2016. Operating expenses were $127.8 million, an increase of 21% from $105.5 million in 2016. Operating expenses were 35% of revenue, down from 39% in 2016.

Net loss was $15.0 million, compared to net loss of $22.5 million in 2016. Stock-based compensation was $11.1 million, up from $8.4 million in 2016. Depreciation and amortization was $7.2 million, up from $6.3 million in 2016.

GAAP net loss per diluted share of common stock was $4.47, compared to GAAP net loss per diluted share of common stock of $5.42 in 2016. Adjusted net loss per diluted share was $0.20 in 2017, compared to adjusted net loss per diluted share of $0.32 in 2016.

“Redfin’s 2017 was a year of break-out traffic growth and new products,” said Redfin CEO Glenn Kelman. “A major strategic shift toward representing sellers as well as buyers expanded our market presence and influence. Most important, we continued to serve our customers better by far than other brokers.”

“In the fourth quarter, Redfin continued to accelerate its year-over-year gains in market-share, with revenue and net income above our guidance, even as the real estate market began to wane in the closing months of 2017,” continued Mr. Kelman. “We also strengthened our business at a more fundamental level, expanding Redfin Mortgage to new markets, launching a new premium service for home-selling customers, and shipping major upgrades to our agent software that we believe will over time improve both service quality and agent efficiency.”

Highlights

•
Reached market share of 0.71% of U.S. existing home sales by value in the fourth quarter of 2017, consistent with the third quarter of 2017 and an increase of 0.15 percentage points from the fourth quarter of 2016. The year-over-year gains were an acceleration from 0.14 percentage points for the third quarter of 2017, 0.11 points for the second quarter, and 0.10 points for the first quarter.(3)

•
Continued to drive strong traffic growth, with visitors to our website and mobile application increasing by 33% over the fourth quarter of 2016, and 40% for the full year. Redfin continues to be the fastest-growing top-10 U.S. real estate website.

•
Increased the percentage of home tours booked automatically with Redfin Book It Now software from 61% in the third quarter of 2017 to 79% in the fourth quarter. Book It Now gets homebuyers into homes faster and makes Redfin more efficient.

•
Expanded Redfin Mortgage from Texas to Illinois and Washington D.C., offering conforming mortgages and jumbo loans to Redfin homebuyers, with a 30-day closing guarantee. We believe integrating a lending operation with Redfin's existing brokerage and title businesses can ultimately lead to an entirely digital closing, which can be faster and less expensive than the traditional process.

•
Introduced the Redfin 1% listing fee to 18 additional markets, now reaching approximately 80% of Redfin customers across 25 markets total. The Redfin 1% listing fee saves customers $7,000 to $10,000 on a $500,000 home, compared to the typical listing fee of 2.5 to 3% with a traditional agent. The fee is subject to a minimum commission of $3,000 to $5,500, depending on the market, and does not include the buyer’s agent commission, which is typically paid by the seller. We plan to offset the lower listing fee by reducing the Redfin refund for buyers in markets where it’s offered.

•
Began experimenting with concierge-style home-selling service in Los Angeles and Washington D.C., in which Redfin coordinates, supervises and pays for services such as deep cleaning, staging and other cosmetic improvements, for an introductory 2% listing fee. Redfin Concierge Service is complementary to the in-person service and custom online marketing of Redfin’s current 1% listing service, and is available for homes priced at $500,000 or higher. Our goal is to use Redfin's cost advantage to appeal to customers who are more focused on convenience than price, by offering a level of service that we believe no brokerage has consistently offered before.

•
Expanded offer-writing software to Redfin agents in Maryland, in addition to Washington, D.C. and Virginia. Each new market where we launch Fast Offers requires an inordinate amount of customization based on dozens of different forms, local customs around earnest-money amounts, and other deal terms. Adding additional markets will take years, but in time we believe this software will let us move faster than any other broker, at lower cost, and with comprehensive data about what it takes to win in each neighborhood.

•
Increased new subscriptions to the Redfin Home Report by 107%, from 326,000 new subscriptions in the fourth quarter of 2016, to 676,000 new subscriptions in the fourth quarter of 2017. This report is a monthly email update to homeowners on the value of their home and sales activity in their neighborhood. It is one of the most effective ways that Redfin connects with homeowners before they are ready to sell or buy again. As of year-end 2017, there were more than 4 million subscriptions in all.

•	Saved Redfin homebuyers and sellers $29 million in the fourth quarter and $121 million in 2017, compared to a 2.5% commission typically charged by traditional agents.

•
Upgraded our software for Redfin agents, with a new calendar that shows an agent what's going on with each of her customers today, whether that's a home tour, a negotiating deadline or a closing. Other software released in the fourth quarter has also made it easier for Redfin Agents to see which customers most need attention, based on the customer's online search activity and agent interactions. We developed this software using the React JavaScript library pioneered by Facebook for high performance and easy porting from desktop browsers to native mobile applications. We know of no other brokerage taking such an aggressive approach to mobile software for ensuring that on-the-go agents deliver the right service to each customer.

•
Earned a Net Promoter Score, a measure of customer satisfaction, that is 52% higher than competing brokerages’, as measured in a Redfin-commissioned November 2017 survey of people who bought or sold a home in the previous 12 months. This was the fifth consecutive survey in which Redfin’s customer satisfaction was higher than our competitors’.

•
Grew the Redfin technology team from 30% women in 2016 to 32% in 2017. This percentage of women in technology roles is significantly higher than other major technology companies’ self-reported data. The area where Redfin needs to make more progress and where we are focusing now is increasing the percentage of black and Hispanic professionals. We continue to believe that diversity is a major recruiting and retention advantage in an intensely competitive talent market.

(1) Redfin Now is an experimental new service where we buy homes directly from homeowners and resell them to homebuyers. Revenue earned from selling homes previously purchased by Redfin Now is recorded at closing on a gross basis, representing the sales price of the home. For Redfin Now, cost of revenue includes the cost of homes such as the purchase price and capitalized improvements. There was no revenue from Redfin Now in any period prior to the three months ended June 30, 2017.

(2) "Adjusted net loss per diluted share" is a "non-GAAP financial measure" as defined by the Securities and Exchange Commission ("SEC"). A reconciliation of GAAP to non-GAAP financial measures is provided below in the tables included in this press release. An explanation of this measure is also included below under the heading "Non-GAAP Financial Measure".

(3) We calculate the aggregate value of U.S. home sales by multiplying the total number of U.S. home sales by the mean sale price of these sales, each as reported by the National Association of REALTORS®. We calculate our market share by aggregating the home value of real estate transactions conducted by our lead agents or our partner agents. Then, in order to account for both the sell- and buy-side components of each transaction, we divide that value by two-times the estimated aggregate value of U.S. home sales.

Business Outlook
The following forward-looking statements reflect Redfin's expectations as of February 22, 2018, and are subject to substantial uncertainty.

For the first quarter of 2018 we expect:

•
Revenue between $74.6 million and $78.4 million, representing year-over-year growth between 25% and 31% compared to the first quarter of 2017. Redfin Now revenue between $2.3 million and $3.1 million is included in the guidance provided.

•
Net loss between $38.7 million and $35.9 million, compared to net loss of $28.1 million in the first quarter of 2017. This guidance includes approximately $4.5 million of expected stock-based compensation and $1.8 million of expected depreciation and amortization.

Conference Call
Redfin will webcast a conference call to discuss the results at 1:30 p.m. Pacific Time today. The webcast will be open to the public at http://investors.redfin.com. The webcast will remain available on the investor relations website for approximately three months following the conference call.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of federal securities laws, including statements regarding our future operating results and financial position, business strategy and plans, product, service, and technology offerings, market conditions, growth and trends, and objectives for future operations, future expansion of our Redfin Fast Offers technology, expansion of Redfin's mortgage business, the potential integration of Redfin Mortgage with Redfin's existing brokerage and title businesses, including the prospect of a digital closing and any benefits thereof, our ability to offset lower listing fees in certain markets with reduced buyer refunds, technology driving long-term efficiency gains and service improvements, and statements under the header Business Outlook. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different. Please see our filings with the SEC for more information on the risks and uncertainties that could cause actual results to differ materially from the forward-looking statements in this press release. These risks include, among other things: that we operate in a seasonal and cyclical industry and may be affected by industry downturns; that we have a history of losses; and that our business is concentrated in certain geographic markets. Moreover, we operate in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could impact the forward-looking statements in this press release. Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 22, 2018, which will be available on our Investor Relations website at http://investors.redfin.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Non-GAAP Financial Measure
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have used a non-GAAP financial measure, specifically adjusted net loss per diluted share, in this press release. The presentation of this financial measure is not intended to be considered in isolation or as a substitute of, or superior to, financial information prepared and presented in accordance with GAAP.

We believe this non-GAAP financial measure enables comparison of financial results between periods where net loss per diluted share may vary independent of business performance.

There are limitations associated with the use of non-GAAP financial measures as an analytical tool, in particular the adjustments to our GAAP financial measure reflect the exclusion of certain items, specifically the accretion income (expense) and the undistributed earnings to participating securities, both of which are related to our redeemable convertible preferred stock that converted into common stock upon the completion of our IPO in August 2017. Included in weighted-average shares outstanding, basic and diluted, are shares of redeemable convertible preferred stock as if all such shares were converted to common stock on the first date of each period presented. This measure may be different from non-GAAP financial measures used by other companies, limiting its usefulness for comparison purposes. A reconciliation of adjusted net loss per diluted share to net loss per diluted share has been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliation.

About Redfin
Redfin Corporation (www.redfin.com) is the technology-powered, residential real estate brokerage. Founded by software engineers, we run the country's #1 most-visited brokerage website and offer a host of online tools to consumers, including the Redfin Estimate. We represent people buying and selling homes in over 80 markets throughout the United States. Our mission is to redefine real estate in the consumer’s favor. In a commission-driven industry, we put the customer first. We do this by pairing our own agents with our own technology to create a service that is faster, better, and costs less. Since our launch in 2006 through 2017, we have helped customers buy or sell more than 120,000 homes worth more than $60 billion.

Contacts

Investor Relations
Elena Perron, 206-576-8333
ir@redfin.com

Public Relations
Jani Strand or Rachel Musiker, 206-588-6863
press@redfin.com

Redfin Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year End December 31,
	2016	2017	2016	2017

Revenue	$66,782	$95,754	$267,196	$370,036
Cost of revenue	45,497	66,583	184,452	258,216
Gross profit	21,285	29,171	82,744	111,820
Operating expenses:
Technology and development	8,849	11,287	34,588	42,532
Marketing	5,438	6,072	28,571	32,251
General and administrative	12,421	14,181	42,369	53,009
Total operating expenses	26,708	31,540	105,528	127,792
Income (loss) from operations	(5,423)	(2,369)	(22,784)	(15,972)
Interest income and other income, net:
Interest income	40	495	173	882
Other income, net	48	76	85	88
Total interest income and other income, net	88	571	258	970
Net income (loss)	$(5,335)	$(1,798)	$(22,526)	$(15,002)
Accretion of redeemable convertible preferred stock	$(112,321)	$—	$(55,502)	$(175,915)
Net income (loss) attributable to common stock—basic and diluted	$(117,656)	$(1,798)	$(78,028)	$(190,917)
Net income (loss) per share attributable to common stock—basic and diluted	$(8.08)	$(0.02)	$(5.42)	$(4.47)
Weighted average shares used to compute net income (loss) per share attributable to common stock—basic and diluted	14,559,606	81,428,862	14,395,067	42,722,114

(1) Includes stock-based compensation as follows:

	Three Months Ended December 31,		Year End December 31,
	2016	2017	2016	2017

Cost of revenue	$677	$774	$2,266	$2,902
Technology and development	730	1,024	2,383	3,325
Marketing	133	124	469	487
General and administrative	983	1,151	3,295	4,387
Total	$2,523	$3,073	$8,413	$11,101

Redfin Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2016	2017

Assets:
Current assets:
Cash and cash equivalents	$64,030	$208,342
Restricted cash	3,815	4,316
Short-term investments	1,749	—
Prepaid expenses	4,388	8,613
Accrued revenue, net	10,625	13,334
Other current assets	8,781	3,710
Loans held for sale	—	1,891
Total current assets	93,388	240,206
Property and equipment, net	19,226	22,318
Intangible assets, net	3,782	3,294
Goodwill	9,186	9,186
Deferred offering costs	720	—
Other assets	7,175	6,951
Total assets:	$133,477	$281,955
Liabilities, redeemable convertible preferred stock and stockholders' equity/(deficit):
Current liabilities:
Accounts payable	$5,385	$1,901
Accrued liabilities	22,253	26,605
Other payables	3,793	4,068
Loan facility	—	2,016
Current portion of deferred rent	1,512	1,267
Total current liabilities	32,943	35,857
Deferred rent, net of current portion	8,852	10,668
Total liabilities	41,795	46,525
Commitments and contingencies (Note 10)
Redeemable convertible preferred stock—par value $0.001 per share; As of December 31, 2016: 166,266,114 shares authorized; 55,422,002 issued and outstanding; and aggregate liquidation preference of $167,488. As of December 31, 2017: no shares authorized, issued, and outstanding.	655,416	—
Stockholders’ equity/(deficit):
Common stock—par value $0.001 per share; 290,081,638 and 500,000,000 shares authorized, respectively; 14,687,024 and 81,468,891 shares issued and outstanding, respectively	15	81
Preferred stock—par value $0.001 per share; As of December 31, 2016: no shares authorized, issued and outstanding. As of December 31, 2017: 10,000,000 shares authorized and no shares issued and outstanding.	—	—
Additional paid-in capital	—	364,352
Accumulated deficit	(563,749)	(129,003)
Total stockholders’ equity/(deficit)	(563,734)	235,430
Total liabilities, redeemable convertible preferred stock and stockholders’ equity/(deficit):	$133,477	$281,955

Redfin Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year End December 31,
	2016	2017

Operating Activities
Net income (loss)	$(22,526)	$(15,002)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,293	7,176
Stock-based compensation.	8,413	11,101
Change in assets and liabilities:
Prepaid expenses	2,244	(4,225)
Accrued revenue	(5,021)	(2,709)
Other current assets	(8,778)	5,070
Other long-term assets	(5,964)	223
Accounts payable	638	(252)
Accrued expenses	6,581	5,115
Deferred lease liability	8,768	749
Origination of loans held for sale	—	(11,008)
Proceeds from sale of loans held for sale	—	9,117
Net cash provided by (used in) operating activities	(9,352)	5,355
Investing activities
Sales and maturities of short-term investments	1,744	2,741
Purchases of short-term investments	(1,744)	(992)
Purchases of property and equipment	(13,567)	(12,113)
Net cash used in investing activities	(13,567)	(10,364)
Financing activities
Proceeds from exercise of stock options	1,495	3,003
Payment of initial public offering costs	(150)	(3,558)
Proceeds from initial public offering, net of underwriting discounts	—	148,088
Borrowings from warehouse credit facilities	—	10,746
Repayments of warehouse credit facilities	—	(8,730)
Other payables - customer escrow deposits related to title services	399	273
Net cash provided by financing activities	1,744	149,822
Net change in cash, cash equivalents, and restricted cash	(21,175)	144,813
Cash, cash equivalents, and restricted cash:
Beginning of period	89,020	67,845
End of period	$67,845	$212,658
Supplemental disclosure of non-cash investing and financing activities
Conversion of redeemable convertible preferred stock to common stock	$—	$831,331
Accretion of redeemable convertible preferred stock	$(55,502)	$(175,915)
Stock-based compensation capitalized in property and equipment	$(100)	$(268)
Deferred initial public offering cost accruals	$(570)	$—
Property and equipment additions in accounts payable and accrued expenses	$(3,466)	$(31)
Leasehold improvements paid directly by lessor	$(520)	$(822)

Redfin Corporation and Subsidiaries
Supplemental Financial Information and Business Metrics
(unaudited)

	Three Months Ended									Twelve Months Ended
	Dec. 31, 2015	Mar. 31, 2016	June 30, 2016	Sep. 30, 2016	Dec. 31, 2016	Mar. 31, 2017	June 30, 2017	Sep. 30, 2017	Dec. 31, 2017	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2017

Monthly average visitors (in thousands)	11,142	13,987	17,021	17,795	16,058	20,162	24,400	24,518	21,377	11,705	16,215	22,623
Real estate transactions:
Brokerage	4,510	4,005	7,497	7,934	6,432	5,692	10,221	10,527	8,598	18,586	25,868	35,038
Partner	2,273	1,936	2,602	2,663	2,281	2,041	2,874	3,101	2,739	8,906	9,482	10,755
Total	6,783	5,941	10,099	10,597	8,713	7,733	13,095	13,628	11,337	27,492	35,350	45,793
Real estate revenue per real estate transaction:
Brokerage	$9,242	$9,485	$9,524	$9,333	$9,428	$9,570	$9,301	$9,289	$9,659	$9,215	$9,436	$9,429
Partner	1,177	1,224	1,633	1,932	1,991	1,911	1,945	1,960	2,056	1,142	1,719	1,971
Aggregate	$6,539	$6,793	$7,491	$7,474	$7,481	$7,548	$7,687	$7,621	$7,822	$6,600	$7,366	$7,677
Aggregate home value of real estate transactions (in millions)	$2,984	$2,599	$4,684	$4,898	$4,018	$3,470	$6,119	$6,341	$5,350	$12,296	$16,199	$21,280
U.S. market share by value	0.46%	0.48%	0.53%	0.57%	0.56%	0.58%	0.64%	0.71%	0.71%	0.44%	0.54%	0.67%
Revenue from top-10 Redfin markets as a percentage of real estate revenue	73%	71%	74%	72%	71%	68%	69%	69%	69%	76%	72%	69%
Average number of lead agents	667	743	756	756	796	935	1,010	1,028	1,118	591	763	1,023

Redfin Corporation and Subsidiaries
Supplemental Financial Information
(in thousands, unaudited)

	Three Months Ended December 31,		Year End December 31,
	2016	2017	2016	2017

Revenue by segment:
Brokerage revenue	$60,639	$83,045	$244,079	$330,372
Partner revenue	4,541	5,631	16,304	21,198
Total real estate revenue	65,180	88,676	260,383	351,570
Other revenue	1,602	7,078	6,813	18,466
Total revenue	$66,782	$95,754	$267,196	$370,036

Cost of revenue by segment:
Real estate cost of revenue	$43,418	$58,982	$176,408	$237,832
Other cost of revenue	2,079	7,601	8,044	20,384
Total cost of revenue	$45,497	$66,583	$184,452	$258,216

Gross profit by segment:
Real estate gross profit	$21,762	$29,694	$83,975	$113,738
Other gross profit	(477)	(523)	(1,231)	(1,918)
Total gross profit	$21,285	$29,171	$82,744	$111,820

Redfin Corporation and Subsidiaries
Reconciliation of GAAP to non-GAAP Financial Measures
(in thousands, except share and per share amounts, unaudited)

	Three Months Ended December 31,		Year End December 31,
	2016	2017	2016	2017

Net income (loss) attributable to common stock, as reported	$(117,656)	$(1,798)	$(78,028)	$(190,917)
Adjustments:
Add-back: Accretion of redeemable convertible preferred stock	112,321	—	55,502	175,915
Net income (loss) attributable to common stock, adjusted	$(5,335)	$(1,798)	$(22,526)	$(15,002)
Non-GAAP net income (loss) per share - basic and diluted	$(0.08)	$(0.02)	$(0.32)	$(0.20)
Weighted-average shares used to compute non-GAAP net income per share — basic and diluted	69,981,608	81,428,862	69,817,069	75,064,269

Reconciliation of weighted-average shares used to compute net income (loss) per share attributable to common stockholders, from GAAP to non-GAAP —basic and diluted:

Weighted-average shares used to compute GAAP net income (loss) per share attributable to common stockholders — basic and diluted	14,559,606	81,428,862	14,395,067	42,722,114
Adjustments:
Conversion of redeemable convertible preferred stock as of beginning of period presented	55,422,002	—	55,422,002	32,342,155
Weighted-average shares used to compute non-GAAP net income per share — basic and diluted	69,981,608	81,428,862	69,817,069	75,064,269